As filed with the Securities and Exchange Commission on February 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMDOCS LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Guernsey	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Hirzel House, Smith Street,

St. Peter Port, Guernsey,

GY1 2NG

(Address including zip code of Principal Executive Offices)

2023 Employee Share Purchase Plan

(Full Title of the Plan)

c/o Matthew E. Smith, Amdocs Inc.

625 Maryville Centre Drive, Suite 200

Saint Louis, Missouri 63141

Telephone:

(314) 212-8328

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Michael Kaplan

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I is omitted from this filing and is included in documents sent or provided to participants in the Amdocs Limited 2023 Employee Share Purchase Plan (the “Plan”) covered by this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION BY REFERENCE.

Amdocs Limited (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended September 30, 2022 (Registration No. 221459936), as filed by the Registrant on December 13, 2022.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above, including the Registrant’s Reports on Form 6-K filed on December 22, 2022, January 27, 2023 and February 13, 2023.

(c) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A as filed with the Commission on December 19, 2013 (Registration No. 131288798), including any amendment or report filed for updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of the post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Registrant’s Articles of Incorporation, directors, officers and other agents of the Registrant will be indemnified by the Registrant from and against all liabilities to the Registrant or third parties (including its shareholders) sustained in connection with their performance of their duties, except to the extent prohibited by the Companies (Guernsey) Law, 2008, as amended (the “Companies Law”). Under the Companies Law, the Registrant may not indemnify a director for certain excluded liabilities, which are:

•	fines imposed in criminal proceedings;

•	regulatory fines;

•	expenses incurred in defending criminal proceedings resulting in a conviction;

•	expenses incurred in defending civil proceedings brought by the Registrant or an affiliated company in which judgment is rendered against the director; and

•	expenses incurred in unsuccessfully seeking judicial relief from claims of a breach of duty.

In addition to the excluded liabilities listed above, directors may also not be indemnified by the Registrant for liabilities to the Registrant or any of its subsidiaries arising out of negligence, default, breach of duty or breach of trust of a director in relation to the Registrant or any of its subsidiaries. The Companies Law authorizes Guernsey companies to purchase insurance against such liabilities to companies or to third parties for the benefit of directors. The Registrant currently maintains such insurance. Judicial relief is available for an officer charged with a neglect of duty if the court determines that such person acted honestly and reasonably, having regard to all the circumstances of the case.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. EXHIBITS.

Exhibit Number	Description

5.1	Opinion of Carey Olsen.

23.1	Consent of Carey Olsen (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Amdocs Limited 2023 Employee Share Purchase Plan.

107	Filing Fee Table.

Item 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 13th day of February 2023.

AMDOCS LIMITED

By:	/s/ Matthew E. Smith
Name: Matthew E. Smith
Title: Secretary and Authorized Signatory

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Amdocs Limited, hereby severally constitute Matthew E. Smith and Tamar Rapaport-Dagim (with full power to each of them to act alone), and each of them singly, our true and lawful attorneys-in-fact and agents with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Amdocs Limited to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shuky Sheffer Shuky Sheffer	Director and President & Chief Executive Officer (Principal Executive Officer)	February 13, 2023

/s/ Tamar Rapaport-Dagim Tamar Rapaport-Dagim	Chief Financial and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	February 13, 2023

/s/ Robert A. Minicucci Robert A. Minicucci	Chairman of the Board	February 13, 2023

/s/ Eli Gelman Eli Gelman	Director	February 13, 2023

/s/ Rafael de la Vega Rafael de la Vega	Director	February 13, 2023

/s/ Adrian Gardner Adrian Gardner	Director	February 13, 2023

/s/ Amos Genish Amos Genish	Director	February 13, 2023

/s/ Richard T.C. LeFave Richard T.C. LeFave	Director	February 13, 2023

/s/ John A. MacDonald John A. MacDonald	Director	February 13, 2023

/s/ Yvette Kanouff Yvette Kanouff	Director	February 13, 2023

/s/ Sarah Ruth Davis Sarah Ruth Davis	Director	February 13, 2023

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Amdocs Limited, has signed this Registration Statement on February 13th, 2023.

By:	/s/ Matthew E. Smith
Name: Matthew E. Smith
Title: Secretary and Authorized Signatory